Exhibit 3.3
ARTICLE VIII
Certificates of Stock
     Section 1. CERTIFICATES FOR SHARES. Shares shall either be represented by certificates or shall be uncertificated and represented by book entry registered in the name of the stockholder on the books and records of the corporation or its transfer agent. At the direction of the corporation to its transfer agent and absent a specific request for a certificate by the registered stockholder or transferee thereof, all shares of the corporation shall be in uncertificated, book entry form upon the original issuance thereof by the corporation or upon the surrender of the certificate representing such shares to the corporation, in accordance with a Direct Registration System approved by the Securities and Exchange Commission and by the New York Stock Exchange or any securities exchange on which the stock of the corporation may from time to time be traded.
     The rights and obligations of stockholders shall be identical whether or not their shares are represented by certificates. If shares are represented by certificates, each certificate shall be in such form as the Board of Directors may from time to time prescribe, signed (either manually or in facsimile) by the President or a Vice President (and may be signed (either manually or in facsimile) by the Secretary or an Assistant Secretary and sealed with the seal of the corporation or its facsimile), exhibiting the holder’s name, certifying the number of shares owned and stating such other matters as may be required by law. The certificates shall be numbered and entered on the books of the corporation as they are issued. If shares are not represented by certificates, then, within a reasonable time after issue or transfer of shares without certificates, the corporation shall send the stockholder a written statement in such form as the Board of Directors may from time to time prescribe, certifying as to the number of shares owned by the stockholder and as to such other information as would have been required to be on certificates for such shares.
     If and to the extent the corporation is authorized to issue shares of more than one class or more than one series of any class, every certificate representing shares shall set forth or fairly summarize upon the face or back of the certificate, or shall state that the corporation will furnish to any stockholder upon request and without charge a full statement of:
     (a) The designations, relative rights, preferences and limitations of the shares of each class or series authorized to be issued.
     (b) The variations in rights, preferences and limitations between the shares of each such series, if the corporation is authorized to issue any preferred or special class in series insofar as the same have been fixed and determined.
     (c) The authority of the Board of Directors to fix and determine the variations, relative rights and preferences of future series.

     Section 2. SIGNATURES OF PAST OFFICERS. If the person who signed (either manually or in facsimile) a share certificate no longer holds office when the certificate is issued, the certificate shall nevertheless be valid.
     Section 3. TRANSFER AGENTS AND REGISTRARS. The Board of Directors may, in its discretion, appoint responsible banks or trust companies in such city or cities as the Board may deem advisable from time to time to act as transfer agents and registrars of the stock of the corporation; and, when such appointments shall have been made, no stock certificate shall be valid until countersigned by one of such transfer agents and registered by one of such registrars.
     Section 4. TRANSFER OF SHARES. Transfers of shares of the corporation shall be made upon its books by the holder of the shares in person or by the holder’s lawfully constituted representative, upon surrender of the certificate of stock for cancellation if such shares are represented by a certificate of stock or by delivery to the corporation of such evidence of transfer as may be required by the corporation if such shares are not represented by certificates. The person in whose name shares stand on the books of the corporation shall be deemed by the corporation to be the owner thereof for all purposes and the corporation shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, save as expressly provided by the laws of the State of Florida.
     Section 5. LOST CERTIFICATES. The Board of Directors may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the corporation and alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or the owner’s legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost or destroyed.

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